(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Fl 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain T r u s t a n d S e r v i c i n g A gr e e m e n t d a t e d as of August 1, 2016, by and among BARCLAYS COMMERCIAL MORTGAGE SECURITIES LLC, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Servicer, AEGON USA REALTY ADVISORS, LLC, as Special Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator and Custodian, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee with respect to Commercial Mortgage Pass-Through Certificates, Series 2016-ETC (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.7 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.       A review of the activities of the Servicer during the period from Janauary 1, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.       To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far